Exhibit 21.1

SUBSIDIARIES OF APOLLO DEBT SOLUTIONS BDC

Name	Jurisdiction
CARDINAL FUNDING LLC	DELAWARE
MALLARD FUNDING LLC	DELAWARE
GROUSE FUNDING LLC	DELAWARE
ADS CLO 1 LLC ADS LENDER LLC	DELAWARE DELAWARE
ADS ALBATROSS SPV LLC ADS APOLLONIA SPV	DELAWARE DELAWARE
ADS FLOOD SPV LLC	DELAWARE
ADS GERMANTOWN SPV LLC	DELAWARE
ADS LEMON SPV LLC	DELAWARE
ADS ANTHEIA SPV LLC	DELAWARE
ADS NEWARK SPV LLC	DELAWARE
ADS OPERA SPV LLC ADS OSTRICH SPV LLC	DELAWARE DELAWARE
ADS TITAN SPV LLC ADS NORTH SPV LLC ADS HOLDINGS (LUX) S.à.r.l. ADS AOIDE SPV LLC	DELAWARE DELAWARE DELAWARE DELAWARE